Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.3 to the Registration Statement on Form S-4 of Nabors Red Lion Limited of our report dated March 31, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the restatement of previously issued financial statements as described in Note 2, as to which the date is March 31, 2014, relating to the consolidated financial statements of Sabine Oil & Gas LLC for the year ended December 31, 2011, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November  28, 2014